Exhibit 4.7
Conformed to reflect an amendment dated effective as of March 19, 2026
CERTIFICATE OF FORMATION
OF
WEATHERFORD US HOLDING, LLC
This Certificate of Formation of Weatherford US Holding, LLC has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.).
1.The name of the limited liability company is Weatherford US Holding, LLC.
2.The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.
3.This Certificate of Formation shall be effective on March 31, 2013 at 11:59 p.m. Eastern Time.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Weatherford US Holding, LLC on the 28th day of March, 2013.

By:	/s/ Pam Davis
Name:	Pam Davis
Title:	Authorized Person